Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q1 RESULTS

NET SALES GROWTH 3.8%

Q1 ORGANIC NET SALES GROWTH AND EPS EXCEED OUTLOOK

2019 First Quarter Results	2019 Full Year Outlook
•Sales growth +3.8%; Organic +4.5%	•Sales growth raised to 5% - 6%; Organic Sales growth +3.5%
•Domestic Sales +4.5%; Organic growth +4.5% •Gross margin +20 bps. to 45.1% •EPS growth +11.1%	•Gross margin outlook raised to +50 bps. •Adjusted EPS $2.43-$2.47, +7-9%¹ •Cash from operations approximately $800 million

EWING, NJ, MAY 2, 2019 – Church & Dwight Co., Inc. (NYSE: CHD) today announced first quarter 2019 EPS of $0.70, an 11.1% increase, exceeding the Company’s outlook.

First quarter net sales grew 3.8% to $1,044.7 million.  Organic sales grew 4.5% driven by global consumer products growth of 5.2% which was driven by volume growth of 2.7% and positive product mix and pricing of 2.5%.

Matthew Farrell, Chief Executive Officer, commented, “Q1 organic sales growth of 4.5% was exceptionally strong and exceeded our 3.5% to 4.0% outlook.  Q1 was the fourth consecutive quarter of greater than 4% organic growth and the third consecutive quarter of positive price and product mix (+2.3%).  Pricing actions successfully executed late in 2018 contributed to gross margin expansion.  Our categories continue to grow and our market shares are healthy.  Ten of our 14 domestic categories grew during the quarter and more than half have grown for at least 6 consecutive quarters.  In the domestic business, 8 out of 11 power brands met or exceeded category growth in the first quarter.  The international business continues to perform strongly with sales growth of 3.3% and organic growth of +8.5%.”

First Quarter Review

Consumer Domestic net sales were $784.9 million, a $33.5 million or 4.5% increase driven by household and personal care sales growth.  Organic sales increased 4.5% due to higher volume (+1.0%) and positive price and product mix (+3.5%).  Growth was led by ARM & HAMMER liquid and unit dose laundry detergent, ARM & HAMMER clumping cat litter, TROJAN condoms, XTRA liquid laundry detergent, L’IL CRITTERS gummy vitamins, and BATISTE dry shampoo.

Consumer International net sales were $186.7 million, a $6.0 million or a 3.3% increase driven by growth of our Global Markets Group (formerly Export) business, and broad-based household and personal care sales growth.  Organic sales increased 8.5% due to higher volume (+10.2%) offset by unfavorable price and product mix (-1.7%).  Organic sales were driven primarily by FEMFRESH, BATISTE, STERIMAR, and ARM & HAMMER liquid laundry detergent in the Global Markets Group business, ARM & HAMMER clumping cat litter and liquid laundry detergent in Canada, BATISTE in Germany, and WATERPIK in several countries.

Specialty Products net sales were $73.1 million, an $0.8 million or 1.1% decrease.  Organic sales decreased 4.2% due to lower volume (-4.5%) offset by positive pricing (+0.3%).  Although demand for our products continues to grow in the poultry industry, demand in the dairy industry continues to be significantly reduced due to low milk prices.

Gross margin increased 20 basis points to 45.1% due to price increases, volume growth, and productivity programs, partially offset by higher commodity and manufacturing costs.

Marketing expense was $98.1 million, a decrease of $1.8 million or 1.8%.  Marketing expense as a percentage of net sales decreased 50 basis points to 9.4%.

Selling, general, and administrative expense (SG&A) was $131.9 million, a decrease of $0.6 million, or 12.6% of net sales, a 50 basis point decrease.

Income from Operations was $240.8 million or 23.1% of net sales which is a 120 basis point increase.

Other Expense was $17.4 million, a decrease of $4.3 million, primarily driven by lower interest expense as a result of lower outstanding debt.

The effective tax rate was 21.9% compared to 21.4% in 2018, an increase of 50 basis points.

Operating Cash Flow

For the first three months of 2019, net cash from operating activities was $137.9 million, a $17.6 million decrease from the prior year as higher cash earnings were more than offset by an increase in working capital.  The Company continues to expect to generate $800 million of net cash flow from operating activities for the full year, a $36 million increase from year ago.  Capital expenditures for the first three months were $11.7 million, a $1.8 million increase from the prior year.

At March 31, 2019, cash on hand was $97.9 million, while total debt was $1,906.9 million.

FLAWLESS Acquisition

On May 1, 2019, the Company closed on its previously announced acquisition of the FLAWLESS™ and FINISHING TOUCH™ (”FLAWLESS”) hair removal business from Ideavillage Products Corporation.  FLAWLESS is the market leader in women’s electric hair removal products.  The Company paid $475 million at closing and will make an additional earn-out payment of up to a maximum of $425 million in cash, based on a trailing twelve-month net sales target ending no later than December 31, 2021.  FLAWLESS is the Company’s 12th power brand.  FLAWLESS’ net sales for the trailing twelve months ended December 31, 2018 were approximately $180 million.  The transaction is expected to be neutral to 2019 adjusted earnings per share.  FLAWLESS is expected to increase cash earnings (4% accretion).  The expected cash earnings increase will be offset by a one-time inventory purchase at the end of the transition period and a one time working capital build which will be approximately $30 million in total.  As a result, the full year effect of the acquisition on 2019 operating cash flow is expected to be neutral.

Based on the agreement, FLAWLESS will continue to operate the business during a transition period which will last approximately 4 months.  During that 4 month transition period (May 1 through August 31), the FLAWLESS operating results will be included in the Company’s net sales.  For the remaining 4 months (September 1 through December 31), FLAWLESS’ results will be consolidated within specific P&L line items.  The impact of FLAWLESS on the Company’s full year 2019 results compared to 2018 is expected to be: Net Sales (+200 bps), Gross Margin (+20 bps), Marketing (-10bps), and SG&A (-50 bps).

2019 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we have launched new products in several categories.”

“In the household products portfolio, we launched ARM & HAMMER CLUMP & SEAL CLOUD CONTROL cat litter that eliminates 100% of dust, keeping dander in the litter box in an allergen-free light scent with a 7-day odor control guarantee.  ARM & HAMMER Plus OXICLEAN laundry detergent launched FADE DEFENSE combining stain fighting power with clothing protection to brighten and protect against fading for vibrant whites and bright colors.

OXICLEAN launched DARK PROTECT laundry booster for dark and black fabrics that incorporates anti-fade technology, cold water solubility, and OXICLEAN stain fighters.

“In the personal care portfolio, WATERPIK launched SONIC-FUSION, the world’s first flossing toothbrush combining the convenience of a sonic toothbrush with a water flosser in a single device.  VITAFUSION and L’IL CRITTERS launched USDA certified organic gummy vitamins.  BATISTE launched a Hair Benefits line with a hydrating dry shampoo for dry hair, and a volumizing dry shampoo for fine hair.  NAIR launched LEG MASKS hair removal, a first for legs, with natural clay, seaweed, and charcoal.  ORAJEL launched toothache strips with a patent-pending innovative strip technology that targets pain by adhering to teeth and gums for instant, long-lasting, better tasting, targeted relief.  TROJAN launched THE EDGE condom designed to excite and elevate the experience with changing sensations and both inside and outside lubrication.”

Outlook for 2019

Mr. Farrell stated, “We are off to a strong start.  We continue to expect 2019 adjusted EPS of $2.43 to $2.47, an increase of 7-9%, excluding the earn-out adjustment from our acquisition of the FLAWLESS business.  This reflects continued strong business performance in line with our evergreen model.”

Mr. Farrell continued, “We now expect full year 2019 reported sales growth of approximately 5-6% due to the FLAWLESS acquisition and continue to expect organic sales growth to be approximately 3.5% reflecting growth with exciting new product introductions in our most important categories.  We now expect gross margin to increase 50 basis points (previously 10 basis points).  Stronger productivity programs, favorable price (including incremental pricing actions), and product mix is expected to drive a 30 basis point increase in the core business gross margin.  An additional 20 basis points in gross margin benefit is expected due to the accounting for the FLAWLESS brand during the transition period.  We continue to expect marketing dollars to increase year over year and marketing as a percentage of sales is now expected to be down 20 basis points due to the FLAWLESS transition period (previously down 10 basis points) as we invest in our ARM & HAMMER MORE POWER TO YOU campaign.  As a result of amortization and transition expenses related to the FLAWLESS acquisition, adjusted SG&A as a percentage of sales is now expected to be approximately 13.8% (previously 13.3%) compared to 13.6% in 2018.  We continue to expect adjusted operating profit margin expansion to be in-line with our evergreen model of +50 basis points (previously +50 basis points).  Cash flow from operations is still expected to be approximately $800 million inclusive of FLAWLESS cash earnings and one-time working capital increase.  We continue to aggressively pursue accretive acquisitions that meet our strict criteria.

“For Q2, we expect reported sales growth of approximately 4% and organic sales growth of approximately 3.5%.  We expect adjusted EPS to be $0.52 per share, a 6% increase over last year’s Q2 EPS, when excluding the earn-out adjustment from our acquisition of the FLAWLESS business.”

¹This press release does not provide a reconciliation of adjusted SG&A, operating profit, and EPS to reported SG&A, operating profit, and EPS, the most directly comparable GAAP financial measure, expected for 2019 or for the second quarter of 2019, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2019 earnings results on May 2, 2019 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 3499666.  A replay will be available at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

The Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER, TROJAN, OXICLEAN, SPINBRUSH, FIRST RESPONSE, NAIR, ORAJEL, XTRA, L’IL CRITTERS and VITAFUSION, BATISTE, WATERPIK, and FLAWLESS.  These twelve key brands represent approximately 80% of the Company’s consumer products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER™ brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2018 Barron’s 100 Most Sustainable Companies and on EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2018 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2018-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of foreign exchange, U.S. tariffs, and commodity price fluctuations; the impact of acquisitions; capital expenditures; and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2019	March 31, 2018
Net Sales	$1,044.7	$1,006.0
Cost of sales	573.9	554.5
Gross Profit	470.8	451.5
Marketing expenses	98.1	99.9
Selling, general and administrative expenses	131.9	131.3
Income from Operations	240.8	220.3
Equity in earnings of affiliates	1.7	2.1
Other income (expense), net	(17.4)	(21.7)
Income before Income Taxes	225.1	200.7
Income taxes	49.4	42.9
Net Income	$175.7	$157.8
Net Income per share - Basic	$0.71	$0.64
Net Income per share - Diluted	$0.70	$0.63
Dividends per share	$0.23	$0.22
Weighted average shares outstanding - Basic	246.1	244.9
Weighted average shares outstanding - Diluted	251.9	250.0

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$97.9	$316.7
Accounts Receivable	384.6	345.3
Inventories	399.5	382.8
Other Current Assets	31.7	33.4
Total Current Assets	913.7	1,078.2
Property, Plant and Equipment (Net)	558.8	598.2
Equity Investment in Affiliates	9.4	8.5
Trade Names and Other Intangibles	2,256.3	2,274.0
Goodwill	1,992.9	1,992.9
Other Long-Term Assets	229.5	117.4
Total Assets	$5,960.6	$6,069.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$99.8	$1.8
Current portion of Long-Term debt	297.7	596.5
Other Current Liabilities	735.8	728.0
Total Current Liabilities	1,133.3	1,326.3
Long-Term Debt	1,509.4	1,508.8
Other Long-Term Liabilities	818.6	780.3
Stockholders’ Equity	2,499.3	2,453.8
Total Liabilities and Stockholders’ Equity	$5,960.6	$6,069.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2019	March 31, 2018

Net Income	$175.7	$157.8

Depreciation and amortization	38.6	35.7
Deferred income taxes	2.8	(2.5)
Non-cash compensation	2.4	3.1
Other	(1.7)	(1.0)
Subtotal	217.8	193.1

Changes in assets and liabilities:
Accounts receivable	(36.0)	(11.3)
Inventories	(15.9)	(23.5)
Other current assets	0.5	(4.7)
Accounts payable and accrued expenses	(59.2)	(32.6)
Income taxes payable	34.3	34.5
Other	(3.6)	-
Net cash from operating activities	137.9	155.5

Capital expenditures	(11.7)	(9.9)
Acquisitions	-	(49.9)
Other	(0.7)	(0.2)
Net cash (used in) investing activities	(12.4)	(60.0)

Net change in long-term debt	(300.0)	0.0
Net change in short-term debt	98.0	(17.4)
Payment of cash dividends	(55.9)	(53.0)
Proceeds from stock option exercises	15.1	16.4
Purchase of treasury stock	(100.0)	(200.0)
Deferred financing and other	(1.5)	(1.6)
Net cash (used in) financing activities	(344.3)	(255.6)

F/X impact on cash	-	1.0

Net change in cash and cash equivalents	$(218.8)	$(159.1)

2018 and 2017 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2019	3/31/2018	Change
Household Products	$443.3	$413.0	7.3%
Personal Care Products	341.6	338.4	0.9%
Consumer Domestic	$784.9	$751.4	4.5%
Consumer International	186.7	180.7	3.3%
Total Consumer Net Sales	$971.6	$932.1	4.2%
Specialty Products Division	73.1	73.9	-1.1%
Total Net Sales	$1,044.7	$1,006.0	3.8%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year-over-year EPS growth.  Adjusted 2019 EPS excludes an estimated earn-out adjustment related to the FLAWLESS acquisition.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 03/31/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.8%	4.2%	4.5%	3.3%	-1.1%
Less:
Acquisitions	0.3%	0.0%	0.0%	0.0%	3.1%
Add:
FX / Other	1.0%	1.0%	0.0%	5.2%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.5%	5.2%	4.5%	8.5%	-4.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	June 30, 2019	December 31, 2019
Reported Sales Growth	4.5%	5.5%
Less: Acquisition	-1.5%	-2.3%
Add: FX / Other	+0.5%	+0.3%

Organic Sales Growth	3.5%	3.5%